Exhibit 99.1

Silo Pharma Inc. Receives One Million Dollars in Up Front Licensing Deal for its Psilocybin Cancer Therapeutic Applications in a Combination of Cash and Equities

Englewood Cliffs, NJ, Jan. 06, 2021 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (OTCQB: SILO) a developmental stage biopharmaceutical company focused on the use of psilocybin as a therapeutic, today announced that it has entered into an agreement to license technology covered by provisional patent applications filed by Silo Pharma with the United States Patent and Trademark Office in use for patients suffering with cancer. Silo Pharma’s patent applications relates to using a novel peptide with Psilocybin as a therapeutic.

Eric Weisblum, CEO of Silo Pharma, Inc, stated “We are excited about this opportunity as we continue to execute our plan to bring novel therapeutics to patients inflicted with neurological disorders and rare diseases, which we hope will bring about breakthroughs that can lead to improved care. This agreement is structured to provide $500,000 in an upfront cash payment as well as equity currently valued at $500,000 from a NASDAQ listed company. The Agreement also provides for Silo to collect royalties should the technology be commercialized.”

About Silo Pharma

Silo Pharma. Inc. is a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as depression, PTSD, Parkinson’s, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.  For more information, visit www.silopharma.com

Safe Harbor and Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Investor Relations Contact:
Hayden IR
Brett Maas
646-536-7331
Email: brett@haydenir.com